Exhibit 23

Consent of Yount, Hyde & Barbour, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-67535) of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank (the Plan) of our report dated June 24, 2008, relating to the statements of net assets available for benefits as of December 31, 2007 and 2006, and the statements of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2007 annual report on Form 11-K of the Plan.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 27, 2008